COMPANY CONTACT: Jeff Magids Senior Manager, Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2018 Results;
2019 Capital Program and Guidance
Houston, TX - February 27, 2019 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the fourth quarter and full year 2018.
Highlights for the fourth quarter include:

•	Net production averaged approximately 227 million cubic feet of natural gas equivalent per day (“MMcfe/d”), an 18% increase over third quarter

•	Revenues of $88.2 million, up 36% from third quarter on crude oil and natural gas realizations of 104% and 105% of WTI and Henry Hub, respectively, excluding hedging

•	Net Income of $56.8 million

•	Adjusted EBITDA (a non-GAAP measure) of $56.5 million, a 27% increase quarter over quarter

•
SilverBow's McMullen Oil area delivers a 30-day average initial production ("IP") rate of 147 barrels of oil equivalent per day ("Boe/d") per 1,000' of lateral (94% liquids) per well from latest two-well pad

Highlights for the full year 2018 include:

•	Net production averaged approximately 185 MMcfe/d, a 20% increase year over year

•	Lease operating expenses of $0.26/Mcfe down from $0.39/Mcfe, a 33% decrease from prior year

•	Net Income of $74.6 million

•	Adjusted EBITDA (a non-GAAP measure) of $168.4 million, a 38% increase year over year

•
Year-end 2018 estimated proved reserves of 1.3 Tcfe (41% proved developed), up 31% from prior year with a Standardized Measure of $994 million and a PV-10 (a non-GAAP measure) of $1.1 billion at SEC pricing

•	Maintained reserve life index in excess of 16 years
2019 Capital Program and Guidance:

•	Full-year capital program of $250-$260 million, a 17% decrease from prior year

•	Full year estimated production guidance of 225-239 MMcfe/d, implying a 25% increase year over year based on the mid-point, with a 17% increase in gas and 69% increase in liquids

•	Capital program balances investment between SilverBow's gas and liquids opportunities

•	2019 focus on becoming cash flow positive while still generating meaningful annual production growth
Adjusted EBITDA and PV-10 are non-GAAP measures and are reconciled at the end of this press release.
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "2018 proved to be another great year for SilverBow. We pursued a more active drilling program specifically designed to delineate our asset base. We completed more wells than originally planned and selectively moved toward high intensity slickwater fracs resulting in better well results. Our fourth quarter numbers were bolstered by successful liquids drilling, furthering the Company's move toward a more a balanced production mix. By leveraging our competitive lifting costs and taking advantage of our proximity to key downstream markets and favorable basis differentials, we continue to create sustainable value for our shareholders."
Woolverton commented further, “By focusing on repeatable results and continual per-unit cost reductions, we achieved our goal of expanding our full year Adjusted EBITDA margin to 65% of oil and gas sales. Our full year 2018 production increased 20%, and our lease operating expenses declined 33% on a per unit basis compared to full year 2017. Our growth profile is further supported by a deep inventory of high quality drilling locations providing over 15 years of development at a two-rig pace. As of year-end 2018, our proved reserves were 1.3 Tcfe with a PV-10 of $1.1 billion, an increase of 31% and 40%, respectively, from 2017. With a strong balance sheet and ongoing cost initiatives, our 2019 capital program should allow us to reach cash flow positive in the second half of 2019 while still generating meaningful annual production growth."
OPERATIONS HIGHLIGHTS
During the fourth quarter 2018, the Company brought 12 net wells online. For the full year, the Company drilled 33 net wells and completed 32 net wells. The number of wells completed is above the Company's prior guidance of 25-27 net wells. The Company drilled in all areas of its portfolio during 2018 and more recently has increased its investment in liquids opportunities.
In the Webb County Gas area, which includes Fasken, the Company brought 13 net wells online in 2018. The Company focused on developing its high return Lower Eagle Ford wells and strategically appraising and delineating its Upper Eagle Ford locations. The Fasken development demonstrates the Company’s shift to selectively employing high intensity slickwater fracs across its portfolio. For the second half of 2018, the Company averaged a completion intensity of approximately 2,700 pounds of proppant per lateral foot and 59 barrels of fluid per lateral foot, an increase of 71% and 161%, respectively, from the first half of the year. The Company continues to value Fasken's consistent performance, low operating expense and upside potential.
In the La Salle Condensate area, which includes Artesia, the Company brought five net wells online in 2018. Due to operational improvements and service price reductions, the Company realized an 18% reduction in total well cost per foot from a two-well pad that was brought online in the third quarter and a three-well pad that was brought online in the fourth quarter. All five wells were completed similarly and averaged approximately 2,400 pounds of proppant per foot and 64 barrels of slickwater fluid per foot. Based on these results, the Company plans to accelerate the development of the La Salle Condensate area in 2019, which it believes will increase its oil and natural gas liquids production.
In the Southern Eagle Ford Gas fairway, which includes Oro Grande, Uno Mas and south AWP, the Company carried forward its successful delineation and appraisal across its 60,000 gross acre position. The Company continues to realize operational efficiencies with its NMC 6H well costing 30% less and being drilled 35% faster than the average of its NMC 1H through NMC 5H wells. In addition, the Company continued to add to its position through leasing and acreage trades. The Company swapped 2,300 net isolated acres for 4,300 net acres contiguous to its Southern Eagle Ford Gas area. In total, this acreage trade added 35 gross drilling locations. Additionally, the acreage the Company traded away was stranded and would have required a significant amount of midstream capital investment in order to develop.
In the McMullen Oil area, which includes north AWP and where the Company had not been active for several years, the team set a Company record by drilling an 11,400 foot lateral in the fourth quarter with a second well on this pad also exceeding 11,000 feet. During 2018, the Company decreased its drilling cost per lateral foot on a recent three-well pad by 27% compared to a three-well pad drilled in 2014. These developments have affected both the cost and the speed of drilling, with the team setting a spud to total depth Company record of 6.8 days on the SMR 21H, a 31% reduction from the prior Company record.
In 2018, the Company conducted numerous initiatives to reduce capital expenditures, including moving to offline production cementing, using significant amounts of regional sand and the more widespread utilization of simultaneous-operations. Offline production cementing, which allows drilling rigs to reduce walking time in-between wells, saved roughly one-half day per well on multi-well pads. In 2018, the Company pumped over 200 million pounds of regional sand, over 30% of the total sand pumped for the year, and aims to increase this percentage in 2019 due to its compelling value proposition. The Company's use of simultaneous-operations, including flowback and drill out activities, helped decrease the time to bring a well online by two days on average. These shortened cycle times, combined with our artificial intelligence guided rate-transient analysis, allow the Company to turn wells online faster and manage them better during the critical initial flowback period.

PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
The Company's total net production for the fourth quarter averaged approximately 227 MMcfe/d, which was above the midpoint of guidance. Production mix for the fourth quarter consisted of approximately 6% crude oil, 84% natural gas, and 10% NGLs.
Lease operating expenses of $0.23/Mcfe were lower than the $0.34/Mcfe reported in the fourth quarter 2017, a decrease of 33%. Lease operating expenses for the fourth quarter and full year 2018 were within the Company’s guidance range, primarily driven by continued cost reduction initiatives.
After deducting $1.7 million of non-cash compensation expense, cash general and administrative costs of $4.0 million were significantly lower than the $5.0 million reported in the fourth quarter 2017. Cash general and administrative costs compared favorably to guidance due to ongoing efforts to reduce administrative costs.
Fourth quarter transportation and processing expenses came in at $0.35/Mcfe, while production and ad valorem taxes were 3.7% of oil and gas revenue. Production and ad valorem taxes came in below the low end of the Company's guidance range.
The Company’s average realized natural gas price, excluding the effect of hedging, was $3.84/Mcf in the fourth quarter compared to $2.97/Mcf in the third quarter. The average realized crude oil selling price, excluding the effect of hedging, was $61.19/Bbl in the fourth quarter, down from $71.68/Bbl in the third quarter. The average realized NGL selling price in the fourth quarter was $22.81/Bbl, compared to $30.59/Bbl in the third quarter. The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the fourth quarter were 104% and 105% of WTI and Henry Hub, respectively, excluding hedging.
YEAR-END 2018 RESERVES
The Company reported year-end estimated proved reserves of 1.35 trillion cubic feet equivalent (Tcfe), an increase of 31% over year-end 2017. Specific highlights from the Company’s year-end reserve report include:

•	Finding and development costs of $0.74/Mcfe

•	All-sources reserve replacement of 617%

•	Standardized Measure of $994 million

•	PV-10 value (non-GAAP measure) of $1.1 billion, an increase of 40% over prior year

The table below reconciles 2017 reserves to 2018 reserves:

Total (MMcfe)
Proved reserves as of December 31, 2017	1,024,421
Extensions, discoveries and other additions	450,354
Revisions of previous estimates	(34,443)
Purchases of minerals in place	427
Sales of minerals in place	(27,867)
Production	(67,530)
Proved reserves as of December 31, 2018	1,345,362
The Company's total estimated proved reserves at December 31, 2018, were approximately 6% crude oil, 81% natural gas, and 13% NGLs, while 41% of its total proved reserves were developed. All of the Company's proved reserves are located in Texas. Total capital costs incurred during 2018 were $308.3 million, which included approximately $284.5 million for development costs, $22.7 million for leasehold acquisition and prospect costs, and $1.1 million for property acquisitions.
The SEC prices used for reporting the Company's year-end 2018 estimated proved reserves, which have been adjusted for basis and quality differentials, were $3.04 per Mcf for natural gas, $26.63 per Bbl for natural gas liquids and $66.96 per Bbl for crude oil compared to $2.95 per Mcf, $20.32 per Bbl, and $50.38 per Bbl in 2017. Using the SEC prices, the pre-tax present value of future net cash flows discounted at 10% (“PV-10”) of the year-end 2018 proved reserves was $1.1 billion with a Standardized Measure of $994 million.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $88.2 million for the fourth quarter, up 36% over the third quarter. On a GAAP basis, the Company reported net income of $56.8 million for the fourth quarter, which includes a net gain on the value of the Company's hedge portfolio of $20.9 million.
The Company reported Adjusted EBITDA of $56.5 million for the fourth quarter, up 27% over the third quarter. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the fourth quarter totaled approximately $95 million.

2019 CAPITAL PROGRAM
The Company provided its 2019 capital budget range of $250-$260 million, which provides for 26-27 net operated wells drilled compared to 33 net operated wells in 2018. Approximately 85% of the 2019 capital budget is allocated toward drilling and completion, driven primarily by 18-19 net wells in the La Salle Condensate area, two net wells in the McMullen Oil area, five net wells in the Southern Eagle Ford gas fairway and one net well in the Webb County gas area.
For 2019, the Company will be moving to a one-rig program in the second quarter. It will be retaining its super-spec rig which has walking capabilities. The Company will be utilizing this rig primarily on development drilling, but will continue drilling some delineation and appraisal wells in support of the Company's strategic goal of moving into development mode for all of its areas. The Company is already seeing pricing across drilling and completions services reminiscent of 2015 and is selectively locking in long-term contracts with limited to no commitment of activity levels for volume of sales.
2019 GUIDANCE
For the first quarter, the Company is guiding for estimated production of 210-217 MMcfe/d. For the full year, the Company is guiding for estimated production of 225-239 MMcfe/d, implying a 25% increase year over year based on the mid-point of the guidance range. Additional detail concerning the Company's first quarter and full year 2019 financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. As of December 31, 2018, the Company had approximately 65% of total estimated production volumes hedged for full year 2019, using the mid-point of production guidance. The Company continues to layer on additional hedges when prices are favorable, including both oil and gas basis. Please see the Company's Form 10-K filing, which the Company expects to file on Thursday, February 28, 2019, for a detailed summary of derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
The Company's liquidity as of December 31, 2018, was $217.5 million, primarily consisting of $2.5 million of cash and $215.0 million of availability under the Company’s credit facility. The Company believes it has sufficient liquidity to meet its obligations for at least the next twelve months and execute its long-term development plans. As of January 31, 2019, the Company had 11.7 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
The Company will host a conference call for investors on Thursday, February 28, 2019, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting "Fourth Quarter and Full Year 2018 Earnings Conference Call" or by visiting the SilverBow website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Fourth Quarter and Full Year 2018 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high-quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested.
For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: oil and natural gas price levels and volatility, our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; and other factors discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Financial Highlights to Follow)

Consolidated Balance Sheets
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$2,465	$7,806
Accounts receivable, net	46,472	27,263
Fair value of commodity derivatives	15,261	5,148
Other current assets	2,126	2,352
Total Current Assets	66,324	42,569
Property and Equipment:
Property and Equipment, Full Cost Method, including $56,715 and $50,377 of unproved property costs not being amortized	986,100	712,166
Less – Accumulated depreciation, depletion, amortization and impairment	(284,804)	(216,769)
Property and Equipment, Net	701,296	495,397
Fair Value of long-term commodity derivatives	4,333	2,553
Other Long-Term Assets	5,567	10,751
Total Assets	$777,520	$551,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$48,921	$44,437
Fair value of commodity derivatives	2,824	5,075
Accrued capital costs	38,073	10,883
Accrued interest	1,513	2,106
Undistributed oil and gas revenues	14,681	12,996
Total Current Liabilities	106,012	75,497

Long-term debt	387,988	265,325
Deferred tax liabilities, net	1,014	—
Asset retirement obligations	3,956	8,678
Fair value of long-term commodity derivatives	3,723	2,758
Other long-term liabilities	—	5,554
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,757,972 and 11,621,385 shares issued and 11,692,101 and 11,570,621 shares outstanding	118	116
Additional paid-in capital	286,281	279,111
Treasury stock held, at cost, 65,871 and 50,764 shares	(1,870)	(1,452)
Retained earnings (Accumulated deficit)	(9,702)	(84,317)
Total Stockholders’ Equity	274,827	193,458
Total Liabilities and Stockholders’ Equity	$777,520	$551,270
See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues:
Oil and gas sales	$257,286	$195,910

Operating Expenses:
General and administrative, net	22,570	30,000
Depreciation, depletion, and amortization	68,035	46,933
Accretion of asset retirement obligations	419	2,322
Lease operating expense	17,643	21,908
Transportation and gas processing	23,848	19,360
Severance and other taxes	11,394	8,205
Total Operating Expenses	143,909	128,728

Operating Income (Loss)	113,377	67,182

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	(9,777)	17,913
Interest expense, net	(27,666)	(15,070)
Other income (expense), net	(391)	(8)

Income (Loss) Before Income Taxes	75,543	70,017

Provision (Benefit) for Income Taxes	928	(1,954)

Net Income (Loss)	$74,615	$71,971

Per Share Amounts:

Basic: Net Income (Loss)	$6.40	$6.28

Diluted: Net Income (Loss)	$6.34	$6.25

Weighted Average Shares Outstanding - Basic	11,655	11,453

Weighted Average Shares Outstanding - Diluted	11,764	11,514

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Revenues:
Oil and gas sales	$88,152	$58,694

Operating Expenses:
General and administrative, net	5,714	7,324
Depreciation, depletion, and amortization	23,041	14,558
Accretion of asset retirement obligations	88	600
Lease operating expense	4,715	5,528
Transportation and gas processing	7,263	5,293
Severance and other taxes	3,238	1,828
Total Operating Expenses	44,059	35,131

Operating Income (Loss)	44,093	23,563

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	20,930	3,448
Interest expense, net	(7,979)	(3,953)
Other income (expense), net	86	125

Income (Loss) Before Income Taxes	57,130	23,183

Provision (Benefit) for Income Taxes	379	(1,954)

Net Income (Loss)	$56,751	$25,137

Per Share Amounts:

Basic: Net Income (Loss)	$4.85	$2.17

Diluted: Net Income (Loss)	$4.82	$2.17

Weighted Average Shares Outstanding - Basic	11,692	11,561

Weighted Average Shares Outstanding - Diluted	11,783	11,602

Consolidated Statements of Cash Flows
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$74,615	$71,971
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	68,035	46,933
Accretion of asset retirement obligations	419	2,322
Deferred income tax benefit	1,014	—
Share-based compensation expense	5,980	6,849
(Gain) Loss on derivatives, net	9,777	(17,913)
Cash settlements (paid) received on derivatives	(19,677)	(1,411)
Settlements of asset retirement obligations	(187)	(2,335)
Write-down of debt issuance cost	—	2,676
Other	5,293	(559)
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	(20,470)	(7,169)
Increase (decrease) in income taxes payable	53	—
Increase (decrease) in accrued interest	(593)	385
Net Cash Provided by (Used in) Operating Activities	121,573	107,838
Cash Flows from Investing Activities:
Additions to property and equipment	(266,532)	(192,982)
Acquisition of producing properties	(1,002)	(9,426)
Proceeds from the sale of property and equipment	27,673	702
Payments on property sale obligations	(8,740)	—
Transfer of company funds in restricted cash	(222)	26
Net Cash Provided by (Used in) Investing Activities	(248,823)	(201,680)
Cash Flows from Financing Activities:
Proceeds from long-term debt issuances	—	198,000
Proceeds from bank borrowings	306,800	404,700
Payments of bank borrowings	(184,800)	(529,700)
Net proceeds from issuances of common stock	709	39,179
Purchase of treasury shares	(418)	(777)
Payments of debt issuance costs	(602)	(10,031)
Net Cash Provided by (Used in) Financing Activities	121,689	101,371

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(5,561)	7,529
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	8,026	497
Cash, Cash Equivalents and Restricted Cash at End of Year	$2,465	$8,026

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest, net of amounts capitalized	$24,794	$10,428
Changes in capital accounts payable and capital accruals	$45,349	$9,894
Changes in other long-term liabilities for capital expenditures	$(5,000)	$5,000

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. When we refer to the term Adjusted EBITDA margin, we mean Adjusted EBITDA divided by Oil and Gas Sales.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Income (Loss)	$74,615	$71,971
Plus:
Depreciation, depletion and amortization	68,035	46,933
Accretion of asset retirement obligations	419	2,322
Interest expense	27,666	15,070
Derivative (gain)/loss	9,777	(17,913)
Derivative cash settlements collected/(paid) (1)	(19,060)	(1,545)
Income tax expense/(benefit)	928	(1,954)
Share-based compensation expense	5,980	6,849
Adjusted EBITDA	$168,360	$121,733
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net Income (Loss)	$56,751	$25,137
Plus:
Depreciation, depletion and amortization	23,041	14,558
Accretion of asset retirement obligations	88	600
Interest expense	7,979	3,953
Derivative (gain)/loss	(20,930)	(3,448)
Derivative cash settlements collected/(paid) (1)	(12,523)	807
Income tax expense/(benefit)	379	(1,954)
Share-based compensation expense	1,739	2,311
Adjusted EBITDA	$56,524	$41,964
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2018	2017	2016
PV-10 Value	$1,128	$805	$442
Less: Future income taxes (discounted at 10%)	134	73	35
Standardized Measure of Discounted Future Net Cash Flows	$994	$732	$407

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Year Ended December 31, 2018	Year Ended December 31, 2017
Production volumes:
Oil (MBbl) (1)	688	685
Natural gas (MMcf)	56,665	45,751
Natural gas liquids (MBbl) (1)	1,123	1,046
Total (MMcfe)	67,530	56,135

Oil, Natural gas and Natural gas liquids sales:
Oil	$45,375	$34,903
Natural gas	183,272	138,404
Natural gas liquids	28,639	22,602
Total	$257,286	$195,910

Average realized price:
Oil (per Bbl)	$65.93	$50.98
Natural gas (per Mcf)	3.23	3.03
Natural gas liquids (per Bbl)	25.51	21.61
Average per Mcfe	$3.81	$3.49

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Production volumes:
Oil (MBbl) (1)	215	229
Natural gas (MMcf)	17,584	12,847
Natural gas liquids (MBbl) (1)	330	347
Total (MMcfe)	20,855	16,302

Oil, Natural gas and Natural gas liquids sales:
Oil	$13,173	$13,180
Natural gas	67,455	37,055
Natural gas liquids	7,526	8,459
Total	$88,154	$58,694

Average realized price:
Oil (per Bbl)	$61.19	$57.64
Natural gas (per Mcf)	3.84	2.88
Natural gas liquids (per Bbl)	22.81	24.37
Average per Mcfe	$4.23	$3.60

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

Finding and Development (“F&D”) Cost Calculation:
(Unaudited)

F&D costs are commonly used to assist in the evaluation of how much it costs the Company, on a per Mcfe basis, to add proved reserves. We present F&D costs in addition to and used in conjunction with our financial statements prepared in accordance with U.S. GAAP. Due to various factors, including but not limited to timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. Further, our F&D costs may not be comparable to similarly titled measures of another company because all companies may not calculate F&D costs in the same manner.
F&D All-In costs are calculated by dividing the total acquisition, exploration, and development costs for the year by extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year.
Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year by production.

F&D Cost Reconciliation
(in thousands)	Year Ended December 31, 2018
Lease acquisitions and prospect costs	$22,681
Exploration	—
Development	284,525
Acquisition of property	1,096
Total acquisition, exploration and development	$308,302

(in MMcfe)
Proved reserves as of December 31, 2017	1,024,421
Extensions, discoveries, and other additions (1)	450,354
Revisions of previous estimates	(34,443)
Purchases of minerals in place	427
Sales of minerals in place	(27,867)
Production	(67,530)

Proved reserves as of December 31, 2018	1,345,362

F&D Costs ($/Mcfe)	$0.74

Reserve replacement ratio	617%
(1) The additions in 2018 were primarily due to additions from drilling results and leasing of adjacent acreage.

First Quarter 2019 & Full Year 2019 Guidance

Guidance
	1Q 2019	FY 2019
Production Volumes:
Oil (Bbls/d)	2,650 - 2,750	3,500 - 3,800
Natural Gas (MMcf/d)	173 - 179	176 - 187
NGLs (Bbls/d)	3,450 - 3,550	4,600 - 4,900
Total Reported Production (MMcfe/d)	210 - 217	225 - 239

Product Pricing :
Crude Oil NYMEX Differential ($/Bbl)	$1.50 - $2.50	N/A
Natural Gas NYMEX Differential ($/Mcf)	$0.05 - $0.10	N/A
Natural Gas Liquids (% of WTI)	35% - 37%	N/A

Operating Costs & Expenses :
Lease Operating Expenses ($/Mcfe)	$0.29 - $0.30	$0.30 - $0.33
Transportation & Processing ($/Mcfe)	$0.35 - $0.36	$0.32 - $0.34
Production Taxes (% of Revenue)	5.5% - 6.5%	5.5% - 6.5%
Cash G&A, net ($MM)	$5.2 - $5.7	$20.0 - $23.0
DD&A Expense ($/Mcfe)	$1.10 - $1.15	$1.10 - $1.25
Cash Interest Expense ($MM)	$7.5 - $8.5	N/A